SNYDER & HALLER, P.C.
CERTIFIED PUBLIC ACCOUNTANTS


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



      We hereby consent to the incorporation by reference of our report dated January 9, 2004, (except as to Note 14, which is as of May 17, 2004), on the financial statements of Naugatuck Valley Savings and Loan, S.B. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, in the Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission by Naugatuck Valley Financial Corporation with respect to the Naugatuck Valley Savings and Loan 401(k) Profit Sharing Plan and Trust.


                                                /s/ Snyder & Haller P.C.


Hartford, Connecticut

September 27, 2004